Exhibit 99.1

Trimble Announces New Reporting Segments

SUNNYVALE, Calif., April 13, 2017—Trimble (NASDAQ: TRMB) today announced that it will change the reporting of its segment financial results to better reflect the Company’s customer base and end markets. Starting with first quarter results, which will be announced on April 27, 2017, Trimble will report revenue and operating income based on four operating segments: Buildings and Infrastructure, Geospatial, Resources and Utilities, and Transportation.

The Buildings and Infrastructure segment primarily serves customers working in architecture, engineering, construction, and operations and maintenance. Under the new structure, the segment had 2016 full-year revenue of $743 million.

The Geospatial segment primarily serves customers working in surveying, engineering, and government. Under the new structure, the segment had 2016 full-year revenue of $635 million.

The Resources and Utilities segment primarily serves customers working in agriculture, forestry, and utilities. Under the new structure, the segment had 2016 full-year revenue of $396 million.

The Transportation segment primarily serves customers working in transportation, including transportation and logistics, automotive, rail, and the military. Under the new structure, the segment had 2016 full-year revenue of $588 million.

The following tables illustrate the placement of key businesses in the new reporting segments compared to the prior reporting structure:

New Reporting Segments

Buildings & Infrastructure Includes: building construction, civil engineering & construction

Geospatial Includes: surveying & geospatial, geographic information systems (GIS), timing, Applanix (inertial)

Resources & Utilities Includes: agriculture, water and electric utilities, forestry, mining

Transportation Includes: transportation and logistics, field service management, embedded technologies, rail, military

Prior Reporting Segments

Engineering and Construction Includes: surveying & geospatial, civil engineering & construction, building construction, mining, rail

Field Solutions Includes: agriculture, geographic information systems (GIS), water and electric utilities

Mobile Solutions Includes: transportation and logistics, field service management, forestry

Advanced Devices Includes: embedded technologies, timing, Applanix (inertial), military

Financial segment information for the four quarters and the full year for fiscal years 2014, 2015 and 2016, as if reported under the new structure, will be available in an 8-K filed today and is posted in the Investor Relations section of the Company’s web site at: http://investor.trimble.com.

The Company will announce its financial results for the first quarter on April 27, 2017, and will report financial performance based on these revised segments. For the first quarter results only, revenue will also be provided for the operating segments that Trimble reported during fiscal year 2016.

About Trimble

Trimble is transforming the way the world works by delivering products and services that connect the physical and digital worlds. Core technologies in positioning, modeling, connectivity and data analytics enable customers to improve productivity, quality, safety and sustainability. From purpose built products to enterprise lifecycle solutions, Trimble software, hardware and services are transforming a broad range of industries such as agriculture, construction, geospatial and transportation and logistics. For more information about Trimble (NASDAQ:TRMB), visit: www.trimble.com.

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